Exhibit 99.3

SPECTRUM GROUP INTERNATIONAL, INC.

19,717.023 SHARES OF COMMON STOCK

ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M. NEW YORK CITY TIME

ON [•], 2012, SUBJECT TO EXTENSION OR EARLIER TERMINATION.

[•], 2012

To: Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with a rights offering (the “Rights Offering”) by Spectrum Group International, Inc., a Delaware corporation (the “Company”), to the holders of its common stock, par value $0.01 per share (“Common Stock”), as described in the Company’s prospectus dated [•], 2012 (the “Prospectus”). Holders of record of Common Stock at the close of business on [•], 2012 (the “Record Date”) will receive at no charge transferable subscription rights (each, a “Subscription Right”) to purchase up to an aggregate of 19,717,023 shares of Common Stock at a subscription price of $1.90 per share (the “Subscription Price”), for up to an aggregate purchase price of $37.5 million in cash.

Each stockholder will receive one Subscription Right for each share of Common Stock owned on the Record Date, evidenced by a subscription certificate (the “Subscription Certificate”) registered in the stockholder’s name or in the name of the stockholder’s nominee. Each Subscription Right will entitle its holder to purchase 1.4 shares of Common Stock at the Subscription Price (the “Basic Subscription Right”). Each Subscription Right also entitles the holder thereof to subscribe for additional shares of Common Stock that have not been purchased by other Subscription Rights holders pursuant to their Basic Subscription Rights, at the Subscription Price, if such holder has fully exercised its Basic Subscription Rights (the “Oversubscription Right”). The Company will not issue fractional shares, but rather will round down the aggregate number of shares holders are entitled to receive to the nearest whole number. See “The Rights Offering—Subscription Rights” in the Prospectus.

If you exercise the Oversubscription Right on behalf of beneficial owners of Subscription Rights, you will be required to certify to American Stock Transfer & Trust Company LLC (the “Subscription Agent”) and the Company, in connection with the exercise of the Oversubscription Right, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Right, whether the Basic Subscription Right of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Oversubscription Right by each beneficial owner of Subscription Rights on whose behalf you are acting. If an insufficient number of shares is available to fully satisfy all Oversubscription Right requests, the available shares will be distributed proportionately among holders who exercise their Oversubscription Right based on the number of shares each such holder subscribed for under the Basic Subscription Right. The Subscription Agent will return any excess payments by mail without interest or deduction, in the form in which made or if made in a combination of cash and indebtedness, in the form indicated, or if not indicated, Company indebtedness will be applied first, followed by cash, promptly after the expiration of the subscription period. See “The Rights Offering—Subscription Rights—Oversubscription Rights” in the Prospectus.

The Subscription Rights are evidenced by Subscription Certificates registered in the stockholder’s name or its nominee. Subscription Rights are fully transferable and may be sold, assigned, or otherwise transferred by endorsing the reverse side of the Subscription Certificate and having the transferor’s signature guaranteed by an eligible guarantor institution. Subscription Rights are also transferable by operation of law (for example, upon the death of the recipient). However, we reserve the right to reject, in whole or in part, any subscription tendered in the rights offering other than subscriptions tendered by our existing stockholders as of the Record Date pursuant to their Basic Subscription Rights.

We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

Enclosed are copies of the following documents for you to use:

1.      Prospectus;

2.      Form of Letter from the Company to its stockholders;

3.      Instructions for Use of Spectrum Group International, Inc. Subscription Certificate;

4.      A form letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or in the name of your nominee;

5.      Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Subscription Rights; and

6.       Nominee Holder Certification Form.

Your prompt action is requested.  The Subscription Rights will expire at 5:00 P.M., New York City time, on [•], 2012, subject to extension or earlier termination (the “Expiration Date”).

To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full, which shall be paid in cash, for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to the Expiration Date.

If you have any questions concerning the rights offering, please contact us at Spectrum Group International, Inc., 1063 McGaw, Irvine, CA 92614 or by telephone at (949) 748-4800.

Sincerely,

/s/ Gregory N. Roberts
Gregory N. Roberts
President and Chief Executive Officer

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE SUBSCRIPTION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.